Exhibit 99.1

FOR IMMEDIATE RELEASE
Corebridge Financial Elects Deborah Leone to Board of Directors
Former Goldman Sachs Partner Brings More Than 30 Years of Financial, Digital and Risk Management Experience
HOUSTON – March 11, 2024 – Corebridge Financial, Inc. (NYSE: CRBG) today announced that its Board of Directors has elected Deborah Leone as an independent director on March 5, 2024.
Ms. Leone is a financial expert and retired partner of the Goldman Sachs Group, Inc. having built a 30-year career at the multinational investment bank and financial services company. She most recently served as Chief Operating Officer for its then-Investment Management Division (IMD). In this role, she worked on the development and execution of IMD's strategic initiatives, as well as the operations of Goldman Sachs Asset Management (GSAM) and Private Wealth Management (PWM) businesses globally. Throughout her tenure, she held various senior leadership roles including Global Head of Internal Audit for the firm.
“We are very pleased to add someone with Deb’s broad experience and background to the Board of Corebridge Financial,” said Peter Zaffino, Chairman of the Board of Directors of Corebridge Financial. “Deb brings significant expertise across operations, audit and digital that will be extremely beneficial to Corebridge.”
Ms. Leone serves as director of the Goldman Sachs Bank USA Board, where she chairs the Audit Committee. In 2021, Ms. Leone joined the board of Organon, a global healthcare company with a focus on women’s health, where she serves on the Audit Committee. Ms. Leone is also a member of the board of trustees at Syracuse University.
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About Corebridge Financial
Corebridge Financial, Inc. makes it possible for more people to take action in their financial lives. With more than $380 billion in assets under management and administration as of December 31, 2023, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn and YouTube.
Contacts
Işıl Müderrisoğlu (Investors): investorrelations@corebridgefinancial.com
Matt Ward (Media): media.contact@corebridgefinancial.com